EXHIBIT 99.2

Thursday April 6, 8:06 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd

RSL COM Acquires Voyager, Accelerating Internet/Data Business Solution Initiatives in Europe

- RSL COM acquires Voyager, leading UK Internet provider and networking specialist - Supplements March acquisition of REDNET, UK's top business-to-business ISP - 25% of RSL COM UK fixed-line business now data based
- Significant step in becoming a one-stop solutions provider for businesses with the latest and future technologies

LONDON, April 6 /PRNewswire/ -- In executing on its strategy to become a total solutions provider for businesses, RSL Communications, Ltd. (Nasdaq: RSLC - news) signed a definitive agreement to acquire its second UK ISP, Voyager. RSL COM is now one of the UK's largest telecommunications providers, with 250,000 customers and revenues now in excess of $300 million. Specific terms of the acquisition were not disclosed. Closing of the transaction is subject to customary conditions. Today's acquisition of Voyager, a specialist in network design and business Internet access, follows the purchase earlier this month of REDNET, one of the UK's oldest and largest business-to-business ISPs. Voyager, an emerging Applications Services Provider, offers products focused on managed network services, Internet based solutions, data/voice/video convergence products and e-commerce solutions. Voyager's well-known, blue-chip customer base includes such customers as The Bank of England, Satellite Information Systems, The Economist, Eidos Interactive, Group Lotus, Bovis and Walkers Snack Foods.

Itzhak Fisher, President and Chief Executive Officer of RSL COM said, "Voyager presents an exciting opportunity for RSL COM to help build a successful international business in one of the most exciting sectors of the industry -- Internet based Network and Application Services. Voyager's acquisition is tightly synergistic with RSL COM's services. Voyager's highly reputable business customer base and managed network expertise complements RSL COM's broadband network and domestic and international support operations to strengthen RSL COM's expansion of its presence in Europe's data and Internet markets. Following the acquisition of Voyager, we can now offer corporate UK customers one-stop solutions for global communications."

RSL COM currently provides a variety of Internet related services in 13 countries. Further acquisitions to increase RSL COM's presence in the Internet arena are planned for later this year.

As a result of considerable organic growth and an aggressive acquisition policy, RSL COM is already the UK's fourth largest international carrier and largest independent mobile phone service provider. These recent moves into the Internet market establish RSL COM as a leading provider of integrated voice, data and Internet communication services to Small and Medium Enterprises (SMEs) and corporations throughout the UK.

"Like REDNET, Voyager is an award-winning company," says Barry Mowbray, Managing Director of the UK and Benelux. "Its expertise in data networking and business Internet access fit perfectly into the RSL COM product portfolio. As a result of this acquisition, data will account for about 25 percent of our fixed-line revenue. Few other companies in the UK can boast our expertise in integrated voice, data and Internet provision. In mobile, we are already the UK's largest independent mobile service provider. Our strategy for 2000 is to repeat this success in the UK's business Internet market." Chris Windley, Nigel Williams and Jonny Shaw, the three principals of Voyager, said in a joint statement, "RSL COM stood out as the company to be aligned with. While most of the competitors are talking about integrated communication services, RSL COM is actually doing it. RSL COM's international presence means we can supply and support our customers with network services globally. Using the RSL COM global network and local operations and support will provide Voyager's customers with global Internet access, server hosting, co-location, and national and international Managed Network Services as an end-to-end solution."

About RSL COM UK
RSL COM UK is the largest independent supplier of mobile telephony in the UK and the fourth largest international carrier in the UK. RSL COM has established a network of 14 web hosting sites (over 25,000 square feet) across the UK. Last year, the company announced an investment of 16.2 million pounds sterling for installation of a United Kingdom fiber optic network which will have the initial capacity to carry more than 30,000 simultaneous voice, data or Internet calls. The web address is http//www.rslcom.co.uk

About Voyager

Formed in 1993, Voyager has posted year-on-year growth through pioneering the supply of private network services and business Internet access. The company boasts five dedicated network engineering centers throughout the UK, seven points of presence to the global Internet backbone and is a Silver certified Cisco partner. The company offers the following product portfolio

      o Managed Network Services (MNS) provide companies who wish to outsource their network design, installation, network capacity, management, and maintenance requirements for their data networks.
      o MNS is supported by Voyager's Service Level Management systems, securing high quality of service with service level agreements for voice and data.
      o Internet Solutions provide customers with Internet access, web hosting/co-location, and web design to companies that use the Internet to support mission critical business functions.
      o Security Solutions assist customers in access security, website and messaging security using RSAsecure, Cisco and Checkpoint.
      o Management Solutions provides customers with network management software applications InfoVista, Cisco Works, and NetRemotePro.

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About RSL COM
RSL Communications, Ltd., is a rapidly growing facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol (IP) telephony network with 45 points of presence in 29 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http//www.rslcom.com

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties please refer to the Company's recent filings with the Securities and Exchange Commission.

For more information, contact: Alan Garratt, of RSL COM, 212-445-7438, email, Agarratt@rslcom.com